Exhibit 10.19

THIS AGREEM ENT is to be effective as of the 30th of June 2014 by and between Integrative Businesses Alliance, LLC who maintain its principal offices at 4151 Mission Blvd. Suite #216 San Diego, CA 92109 (herein referred to as “IBA”) and Las Vegas Railway Express, Inc., who maintains its principal office at 6650 Via Austi Parkway, Suite #140, Las Vegas. NV 89119 (herein after referred to as “Client”).

W I TN ESETH:

W HEREAS. IBA is engaged in the business of providing and rendering public relation s and communications services. And has knowledge, expertise and personnel to render the requisite services to Client and

WHEREAS. Client is desirous of retaining IBA for The purpose of obtaining public relations and corporate communications services. So as to better more fully and more effectively deal and communicate with its Shareholders and the investment community as such may relate to Las Vegas Railway Express, Inc.

NOW, THERFORE. In consideration of the premises and of the mutual covenants and agreements contained herein. It is agreed as follows:

Engagement of IBA. Client herewith engaged IBA. And IBA agrees to render to Client public relations. Communications with the investment community. Advisory and consulting services.

The consulting services to he provided by IBA shall include. But are not limited to, the development, implementation, and maintenance of an ongoing program to increase the investment community’s awareness of Client’s activities and to stimulate the investment community’s interest in Client. Client acknowledges that IBA’s ability to relate information regarding Clients activities is directly related to the information provided by Client to IBA

Client acknowledges that IBA will devote such time as is reasonably necessary to perform the services for Client having due regard for IBA’s commitments and obligations to other business for which it performs consulting services.

Term and Termination. The term of this Agreement shall be for a period of six (6) months. Commencing on the effective date hereof. If the parties desire to extend the relationship. The parties will renew this agreement or enter a new agreement. Both of which must be done in writing. Further there is no action proceeding or investigation pending or threatened. Which questions the validity of the issuance of the shares to IBA or any foregoing representations. The client hereby acknowledges that for the purpose of settling the contemplated sale transaction by IBA. That client have no claim spending that would adversely affect the settlement of any Transaction engaged by IBA. Client further acknowledge and agree that there is no other agreement understanding between IBA and Client that would preclude IBA from selling or otherwise disposing of the shares represented in Schedule A-1

Treatment of Confidential Information. Company shall not disclose without the consent of the client, any financial and business information concerning the business, affairs, plans, and programs clients, which are delivered by Client to IBA in connection with IBA services hereunder. Provided such information is plainly and prominently marked in writing by Client as being confidential (the “Confidential Information”). IBA will not be bound by the foregoing limitation of the event:

(I)           The Confidential information is otherwise disseminated and becomes public Information or

(II)           IBA is required to disclose the confidential information pursuant to a subpoena or otherjudicial order

Representation by IBA of other Clients. Client acknowledges and consents to IBA rendering public relations, consulting, and/ or communications services to other clients of IBA engaged in the same or similar business as that of Client.

Indemnification by Client as to Information Provided to IBA. Client acknowledges that IBA in the performance of its duties, will be required to rely upon the accuracy and completeness of information supplied to it by the client. Client agrees to indemnify hold harmless and defend IBA, its officers, agents, and/ or employees from any proceeding or suit which arises out of or is due to the inaccuracy or incompleteness of its obligations under the Agreement.

Indemnification by IBA. IBA agrees to indemnify, hold harmless, and defend Client from any proceeding or suit, which arises out of or is due to the actions, negligent, or otherwise of IBA its subsidiaries, agents, employees, or affiliates in the performance of its obligation under the agreement.

Independent Con tractor. It is expressly agreed that IBA is acting as an independent contractor in performing its services hereunder. Client shall carry no workers compensation insurance or any health or accident insurance on IBA or consults employees. Client shall not pay any contributions to social security, unemployment, insurance, federal or state withholding taxes nor provide any other contributions or benefits that might be customary in an employer- employee relationships.

Non-Assignment. This Agreement shall not be assigned by either party without the written consent of the other party.

Compensation.  Please refer to Schedule A. attached hereto and hereby incorporated into this Agreement.

Notices. Any notice to be given by either party to the other hereunder shall be sufficient if in writing and sent by registered or certified mail. Return receipt requested, addressed to such party at the address specified in this Agreement or such other address as either party may have given to the other in writing.

Modified and waiver. This agreement may not be altered or modified except by writing signed by each of the respective parties hereof. No breach or violation of this Agreement shall be waived except in writing executed by the party granting such waiver.

Entire Agreement. This writing contributes the entire Agreement between the parties and replaces and supersedes, previous oral or written agreement or understanding that may exist. This agreement can only be modified in writing and executed by both parties. In the event that any party brings suit to enforce any part of this agreement. The prevailing party shall recover attorney fees and legal costs

Governing Law / Venue. This Agreement shall be governed under the laws of the State of the California. And any claim arising here from shall be submitted to a court of competent jurisdiction located in San Diego County, California.

IN WITNESS WHERE OF. The parties have executed this Agreement as of the day and the year first written above

SCHEDULE A - I

For the services to be rendered and performed by IBA during the term of this Agreement, Client shall, upon mutual acceptance and execution of this Agreement, deliver or arrange lo be delivered to Integrative Business Alliance. LLC the following: One-Million Two-Hundred Thousand (1,200.000) shares of restricted rule 14-l (XTRN) LAS VEGAS RAI LWAY EXPRESS common stock.

INTEGRATIVE BUSIN ESS A LLI ANCE, LLC

/s/ Zachary R. Logan
Zachary R.Logan
Managing Directo

Da ted: June 10th, 2014

LAS VEGAS RAILWAY EXPRESS, INC.

/s/ Michael Barron
Michael Barron
Chairman Client

Dated: June 10th, 2014

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